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                                                                     EXHIBIT 3.1



                           ARTICLES OF INCORPORATION
                                       OF
                     ADAIR INTERNATIONAL OIL AND GAS, INC.

         I, the undersigned natural person of the age of twenty one (21) years of age, acting as incorporator of a Texas corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

                                   ARTICLE I

         The name of the corporation is Adair International Oil and Gas, Inc.

                                   ARTICLE II

         The period of duration is perpetual.

                                  ARTICLE III

         The purpose for which the corporation is organized is:

         To engage in petroleum business in all its phases, including the exploration for oil, gas and other minerals, the drilling of oil and gas wells and the production, refining, processing and sale of oil and gas and oil and gas derivative products.

         To manufacture, buy, sell, and deal in personal property, real property and services subject to Part IV of the Texas Miscellaneous Corporation Laws Act.

                                   ARTICLE IV

         The corporation shall have the authority to issue two classes of shares, to be designated respectively, "preferred" and "common". The total number of shares which the corporation is authorized to issue is 105,000,000 shares. The number of preferred shares is 5,000,000 each having a par value of $0.01. The number of common shares authorized is 100,000,000 shares without par value.

                                   ARTICLE V

         No holder of stock of the corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any part of any stock now or hereafter authorized to be issued, or shares thereof held in the treasury of the corporation or securities convertible into stock, whether issued for case or other consideration or by way of dividend or otherwise.

                                   ARTICLE VI

         At each election for directors every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected for whose election he has a right to vote. It is expressly prohibited for any shareholder to cumulate his votes in any election of directors.


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                                  ARTICLE VII

         The corporation shall not commence business until it has received for the issuance of its shares, consideration of the value of ONE THOUSAND DOLLARS ($1,000.00), consisting of money, labor done, or property actually received.

                                  ARTICLE VIII

         The post office address of its initial registered office is 4041 Richmond, Suite 200, Houston, Texas 77027, and the name of its initial registered agent at such address is Earl K. Roberts.

                                   ARTICLE IX

         The number of Directors constituting the initial Board of Directors is three (3); the names and addresses of the persons who are to serve as Directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

         Name                                      Address

         Earl K. Roberts                           4041 Richmond
                                                   Suite 200
                                                   Houston, Texas  77027

         Raymond C. Kerr                           1508 First City National
                                                   Bank Bldg.
                                                   Houston, Texas 77002

         Bill Howell                               711 Polk
                                                   Suite 826
                                                   Houston, Texas  77002

                                   ARTICLE X

         The name and address of the incorporator is:

         Name                                      Address

         Raymond C. Kerr                           1508 First City National
                                                       Bank Bldg.
                                                   Houston, Texas  77002

                                   ARTICLE XI

         Each Director and each officer or former Director or former officer of this corporation or each person who may have served as its request as a Director or officer of another corporation in which it owned shares of capital stock or of which it is a creditor, shall be indemnified by the corporation against liabilities imposed upon him and expenses reasonably incurred by him in connection with any claim made against him, or any action, suit or proceeding to which he may be a party by reason of his being or having been such Director or officer, and against such sums as independent counsel selected by the Board of Directors


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shall deem reasonable payment made in settlement of any such claims, action, suit or proceeding primarily with a view of avoiding expenses of litigation; provided, however, that no Director or officer shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in performance of duty, or with respect to any matters which shall be settled by the payment of sums which counsel selected by the Board of Directors shall not deem reasonable payment made primarily with a view of avoiding expenses of litigation, or with respect to matters for which such indemnification would be against public policy. Such right of indemnification shall be in addition to any other rights to which Directors and officers may be entitled.

                                  ARTICLE XII

         Any contract or other transaction between the corporation and one or more of its directors, or between the corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers, or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of the director or directors at the meeting of the Board of Directors of the corporation that acts upon, or in reference to, the contract or transaction, and notwithstanding his or their participation in the action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize or ratify the contract or transaction, the interested director or directors to be counted in determining whether a quorum is present and to be entitled to vote on such authorization or ratification. This section shall not be construed to invalidate any contract or other transaction that would otherwise be valid under the common and statutory law applicable to it.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on this 4th day of November 4th day of November, A.D., 1980.


                                                   /s/ Raymond C. Kerr
                                                   RAYMOND C. KERR


THE STATE OF TEXAS        )
                          )
COUNTY OF HARRIS          )

         I, a Notary Public, do hereby certify that on this 4th day of November, A.D., 1980, personally appeared before me RAYMOND C. KERR, who being by me first duly sworn, declared that he is the person who signed the foregoing documents as incorporator, and that the statements therein contained are true.

                                                   /s/ Jacqueline Fonda
                                                       Notary Public


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